EXHIBIT 99.1

Centerline Capital Group Names Two New Leaders of its Commercial Real Estate Group
Larry Duggins, ARCap Founder and Senior CRE Executive at Centerline, Retiring to Academia

NEW YORK--(BUSINESS WIRE)--June 3, 2008--Centerline Holding Company (NYSE:CHC), the parent company of Centerline Capital Group ("Centerline"), today announced that J. Larry Duggins, Executive Managing Director of Centerline's Commercial Real Estate Group, is retiring from Centerline and the commercial real estate industry effective June 30, 2008. He plans to attend divinity school at Southern Methodist University and devote his time to helping launch non-profit youth-oriented foundations.

Centerline's Commercial Real Estate Group is now structured as two divisions: Agency Products, led by William T. Hyman, and CMBS and Commercial Products, including equity funds, run by Mark F. Brown. Both divisions are supported by Centerline's Portfolio Management Group, led by Senior Managing Director and past ARCap President, Paul G. Smyth.

William Hyman has been a mortgage industry leader for over 20 years and with Centerline for the past seven. He joined Centerline when it acquired PW Funding in 2001. PW Funding was an independent mortgage banking subsidiary of Centerline that Mr. Hyman co-managed, establishing a solid track record in all facets of loan production. William Hyman has been an active participant in numerous professional advisory panels to develop and introduce new products to the multifamily lending industry. He has been instrumental in helping Centerline achieve its status as a premier Fannie Mae and Freddie Mac delegated lender.

Mark Brown came to Centerline as part of the recent Centerline-Nomura collateral management agreement. He brings a team of origination, credit, capital market and legal professionals who have originated over $19 billion of commercial mortgages since 2001. Centerline's relationship with Mr. Brown extends over the past 10 years. According to Marc D. Schnitzer, CEO and President of Centerline, "We have a formidable commercial real estate team in place, with a collective history of success throughout many market cycles. We are well positioned to ride out the downturn in the CMBS/CDO markets and capitalize on market opportunities." Both Mr. Hyman and Mr. Brown will report to Mr. Schnitzer.

Larry Duggins has been a pioneer in the CMBS industry and remained a knowledgeable and vocal spokesperson on its behalf, speaking at industry conferences across the country and serving on professional service organization panels, including the Commercial Mortgage Securities Association (CMSA). In 1996, Mr. Duggins founded RemiCAP, the predecessor to ARCap. "Larry built ARCap into a powerhouse in the commercial mortgage-backed securities arena," said Leonard W. Cotton, Vice Chairman of Centerline. "Larry and I have been friends and partners for over 12 years. His vision created ARCap and our industry has benefited tremendously. Larry's contributions and guidance have been integral in helping Centerline develop into the full-service commercial real estate financial services firm it is today," added Mr. Cotton, "and I look forward to working closely with Bill and Mark as we take Centerline to the next level of leadership in the commercial real estate finance and funding arenas."

"Larry will be missed by all at Centerline, but even more by our industry at large," Mr. Schnitzer concurred. "The timing is right for me now to do what I've always wanted to do. I helped secure the Centerline-Nomura agreement and can leave the business in good and capable hands," Mr. Duggins said.

About Centerline Capital Group

Centerline Capital Group, a subsidiary of Centerline Holding Company (NYSE:CHC), is an alternative asset manager focused on real estate funds and financing. As of March 31, 2008, Centerline had more than $12 billion of assets under management. Centerline is headquartered in New York, New York and has nine offices throughout the United States. For more information, please visit Centerline's website at http://www.centerline.com or contact the Corporate Communications Department directly at (800) 831-4826.

Certain statements in this document may constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties are detailed in Centerline Holding Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, and include, among others, adverse changes in real estate markets, general economic and business conditions; adverse changes in credit markets and risks related to the form and structure of our financing arrangements; our ability to generate new income sources, raise capital for investment funds and maintain business relationships with providers and users of capital; changes in applicable laws and regulations; our tax treatment, the tax treatment of our subsidiaries and the tax treatment of our investments; competition with other companies; risk of loss from direct and indirect investments in commercial mortgage-backed securities and collateralized debt obligations; risk of loss under mortgage banking loss sharing agreements; and risks associated with providing credit intermediation. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions are intended to identify forward-looking statements. Such forward-looking statements speak only as of the date of this document. Centerline Holding Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Centerline Holding Company's expectations with regard thereto or change in events, conditions, or circumstances on which any such statement is based.